EXHIBIT 77Q1(a)(1)

FLAHERTY & CRUMRINE/CLAYMORE PREFERRED SECURITIES INCOME FUND
                         INCORPORATED
                         (the "Fund")


                      ARTICLES OF AMENDMENT
                               OF
  FLAHERTY & CRUMRINE/CLAYMORE PREFERRED SECURITIES INCOME FUND
                         INCORPORATED


            Flaherty & Crumrine/Claymore Preferred Securities
Income Fund Incorporated, a Maryland corporation (hereinafter the "Corporation"), hereby certifies to the State Department of Assessments and Taxation that:

            FIRST: The Articles Supplementary Establishing and Fixing the Rights of Auction Market Preferred Stock of the Corporation, filed with the Maryland State of Department of Assessments and Taxation ("SDAT") on April 22, 2003 (the "Articles Supplementary") are hereby amended as follows: by deleting in its entirety the definition of "Deposit Securities" set forth under (z) in the Definitions section of the Articles Supplementary and substituting therefor the following:

"(z)	Deposit Securities shall mean cash and any
obligations or securities that are Eligible
Assets";

            SECOND: The amendment to the Charter of the Corporation set forth in the Article FIRST above was approved by a majority of the entire Board of Directors in accordance with subsections (a) and (c) of Section 2-603 of the Maryland General Corporation Law, there being no stock entitled to vote on the amendment.

            IN WITNESS WHEREOF, the undersigned officers of the Corporation have executed these Articles of Amendment and do hereby acknowledge that these Articles of Amendment are the act and deed of the Corporation and that, to the best of their knowledge, information and belief, the matters and facts contained herein with respect to authorization and approval are true in all material respects, under the penalties of perjury.


DATE:  April 24, 2008

/s/ Donald F. Crumrine
Donald F. Crumrine
Chief Executive Officer

WITNESS:
/s/ Chad C. Conwell
Chad C. Conwell
Secretary